UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 24, 2012

CytoDyn Inc.

(Exact name of registrant as specified in charter)

Colorado

(State or other jurisdiction of incorporation)

000-49908

(SEC File Number)

75-3056237

(IRS Employer Identification No.)

110 Crenshaw Lake Road Lutz, Florida	33548
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(813) 527-6969

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 24, 2012, the board of directors (the “Board”) of CytoDyn Inc. (the “Company”) increased the size of the Board by one and appointed Nader Pourhassan, the Company’s interim President and CEO, to serve as a director of the Company.

Dr. Pourhassan is not currently expected to serve on any Board committees.

No arrangement or understanding exists between Dr. Pourhassan and any other person pursuant to which Dr. Pourhassan was appointed as a director. As an executive officer of the Company, Dr. Pourhassan will not receive any additional compensation for his services as a director of the Company.

On July 27, 2012, the Company entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) with William Carmichael and Mojdeh Javadi (the “Plaintiffs”). Ms. Javadi is the spouse of Dr. Pourhassan. Pursuant to the Settlement Agreement, the Company issued 200,000 shares of the Company’s common stock (“Shares”) to each of the Plaintiffs. In addition, the Company issued warrants (“Warrants”) to purchase up to 375,000 Shares to each of the Plaintiffs. The Warrants are fully vested and exercisable at a purchase price of $0.25 per Share. The Company issued the Shares and the Warrants to the Plaintiffs in exchange for their full and complete release of any and all claims against the Company as of July 27, 2012. Pursuant to and in accordance with the Settlement Agreement, on July 30, 2012, the Plaintiffs also dismissed with prejudice and without any award of costs, disbursements or attorney’s fees, their amended complaint against the Company filed in the Circuit Court of the State of Oregon for the County of Clackamas. As of May 31, 2012, the Company recognized approximately $540,000 and $388,000 of compensation expense related to the grant of Warrants and the issuance of the Shares, respectively. For more information on this transaction, please see Item 3 - Legal Proceedings in the Company’s Annual Report on Form 10-K filed on August 22, 2012, and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CytoDyn Inc.

Dated: September 27, 2012	By:	/s/ Andrew T. Libby, Jr.
Andrew T. Libby, Jr.
Chief Financial Officer